EXHIBIT 4.20.1

                                AMENDMENT NO. 1

                          TO ASSET PURCHASE AGREEMENT


         AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT, dated as of March 31, 2005 (this "Amendment"), by and between CEMEX, Inc., a Louisiana corporation ("Seller"), and Votorantim Participacoes S.A., a corporation (sociedade anonima) organized under the laws of the Federative Republic of Brazil ("Purchaser"). Capitalized terms used herein but not otherwise defined shall have the meaning ascribed to such terms in the Purchase Agreement (as defined below).

                                  WITNESSETH:

         WHEREAS, Seller and Purchaser have entered into that certain Asset Purchase Agreement, dated as of February 4, 2005 (the "Purchase Agreement");

         WHEREAS, Section 10.8 of the Purchase Agreement provides that the Purchase Agreement may be amended by the parties thereto by an instrument in writing signed by Purchaser and Seller; and

         WHEREAS, the Closing has not occurred and Seller and Purchaser wish to amend the Purchase Agreement as set forth below.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in the Purchase Agreement and this Amendment, and intending to be legally bound hereby, Seller and Purchaser hereby agree as follows:

                                  ARTICLE I

                   AMENDMENTS, ACKNOWLEDGEMENT AND COVENANTS

         SECTION 1.1 Amendments to Article VI.

                  (a) Article VI of the Purchase Agreement (entitled "Covenants") is hereby amended by adding the following new Section 6.21:

         Section 6.21. Toledo Supplemental Sublease.

                  (a) As set forth on Section 2.2(a)(ii) of the Seller Disclosure Schedule, that certain Sublease Agreement, dated August 1, 1986 (the "Toledo Sublease"), among Toledo-Lucas County Port Authority ("TCPA"), Medusa Corporation ("Medusa"), and Merce Industries, Incorporated ("Merce") constitutes an Assumed Contract. TCPA, Medusa and Merce also entered into a certain Supplemental Sublease Agreement, dated as of December 1, 1986 (the "Toledo Supplemental Sublease") to (i) provide for the issuance of certain industrial development revenue bonds (as defined in the Supplemental Sublease, the "1986 Series Bonds") to fund certain improvements (as defined in the Supplemental Sublease, the "Project") on the property subleased by Medusa pursuant to the Toledo Sublease, (ii) provide for the payment of "additional rent" to the Authority for payment of principal, interest and any premium on the 1986 Series Bonds and
         (iii) set forth certain other provisions governing the use by Medusa of, and rights of Medusa with respect to, the Project. Except to the extent hereinafter provided in this Section 6.21, the Toledo Supplemental Sublease and the rights of Seller thereunder constitute an Excluded Asset, and the obligations of Seller under the Toledo Supplemental Sublease constitute an Excluded Liability. The rights and obligations set forth in Article III and Sections 4.7, 4.8, 5.1,
         5.3 and 6.5 (to the extent not relating to Purchaser's use of the property subject to the Toledo Sublease and the Toledo Supplemental Sublease) and Section 6.9 (with respect to the second sentence) of the Toledo Supplemental Sublease (the "Bond Rights and Obligations") shall be exercisable by, and be a burden upon, only Seller, and shall not run to the benefit or burden (as the case may be) of Purchaser. Seller shall exercise and/or exploit all of its rights and options under the Toledo Supplemental Sublease only as reasonably directed by Purchaser or Purchaser's designated Affiliate (except that Seller may exercise any rights included within the Bond Rights and Obligations in its sole discretion to the extent such exercise does not materially impair Purchaser's use of the property leased pursuant to the Toledo Sublease and the Toledo Supplemental Sublease); provided, that, except in cases of gross negligence or willful misconduct on the part of Seller (or its officers, employees, agents or representatives), Purchaser shall be responsible, and shall indemnify, defend and hold harmless Seller hereunder from, against, for any liability or Damages to the extent incurred by Seller as a result of such direction. If and solely to the extent Seller preserves its rights under, and the benefits of, the Toledo Supplemental Sublease for the enjoyment of Purchaser and complies with the obligations included within the Bond Rights and Obligations, Purchaser shall accept at the Closing the burdens and perform the obligations under the Supplemental Sublease (other than the obligations included within the Bond Rights and Obligations) as subcontractor of Seller to the extent such burdens and obligations would have constituted an Assumed Liability if the Toledo Supplemental Sublease constituted an Assumed Contract.

                  (b) Upon the satisfaction of all of Seller's Bond Rights and Obligations, each of Seller and Purchaser shall cooperate and use commercially reasonable efforts obtain the necessary consents and approvals in connection with the assignment of the Toledo Supplemental Sublease to Purchaser (in form and substance reasonably acceptable to Purchaser and Seller); provided, however, that neither Seller nor Purchaser shall have any obligation to give any guarantee or other consideration in connection with any such consent or approval. Upon receipt of such consent or approval of such assignment, Purchaser shall thereupon agree to assume and perform all Liabilities arising under the Toledo Supplemental Sublease after the date of such consent, at which time the Toledo Supplemental Sublease shall be deemed a Purchased Asset and the Liabilities assumed thereunder shall be deemed Assumed Liabilities, without payment of any further consideration.

                  (c) This Section 6.21 shall survive the Closing until the expiration or earlier termination of the Toledo Supplemental Sublease, unless such earlier termination results from a default by either party with respect to its obligations set forth in this
         Section 6.21.

                  (b) Miller Termination Fee. Section 6.13(b) to the Purchase Agreement is hereby amended by deleting it in its entirety and substituting in lieu thereof the following sentence: Seller shall pay the CDN$750,000 fee required to be paid by CMC pursuant to Section 11.2 of the Miller Supply Agreement.

         SECTION 1.2 Acknowledgement. Notwithstanding the provisions of
Section 6.8 of the Purchase Agreement (entitled "Transition Services"), Seller shall not provide Purchaser, or its designated Affiliate, any Payroll Services.

         SECTION 1.3 Waivers.

                  (a) Owen Sound Lease. Each of Purchaser and Seller hereby waives the requirement under Section 3.2(c) that the third party consent relating to Item 3 set forth in Section 3.2(c) of the Seller Disclosure Schedule (Lease for 38.65 square meters of wharf space in the Public Harbour of Owen Sound, Ontario, Canada; dated August 28, 1987, by and between Her Majesty, the Queen in right of Canada, represented by the Minister of Transport as lessor; and Miller Paving Company as tenant, and subsequently assigned to Miller Terminals Limited by the Assignment by Tenant dated March 27, 1990, and consented to by the Department of Transport Consent to Assignment dated May 3, 1990; as amended by the Supplemental Agreement dated as of November 1, 1989) be obtained prior to the Closing.

                  (b) Employment Offers. Seller hereby waives the requirement under Section 7.1 of the Purchase Agreement that Purchaser makes its employment offers to Facility Employees at least three days before the Closing Date.

         SECTION 1.4 Challenger Documents.

                  (a) Each of Purchaser and Seller hereby waives the requirement under Section 3.2(c) that the third party consents relating to Items 1 and 2 set forth in Section 3.2(c) of the Seller Disclosure Schedule ((1) Time Charter Party dated May 31, 2002 between Wilmington Trust Company, not in its individual capacity but solely as owner trustee under an Owner Amended and Restated Trust Agreement dated May 28, 2002 between Wilmington Trust Company as owner trustee and Citicorp Railmark, Inc. as owner participant and CEMEX, Inc. as time charterer (the "Time Charter") and (2) Participation Agreement dated as of May 28, 2002 among Cemex, Inc., as charterer, Compania Valenciana de Cementos Portland, S.A., as guarantor, Citicorp Railmark, Inc., as owner participant, and Wilmington Trust Company, not in its individual capacity, except as expressed therein, but solely as owner trustee (the "Participation Agreement", and together with the Time Charter, the "Challenger Documents")) be obtained prior to the Closing.

                  (b) Both Purchaser and Seller acknowledge that the Challenger Documents shall be Unassigned Contracts as of the Closing Date. Notwithstanding Section 6.3(b) of the Purchase Agreement, Seller and Purchaser covenant and agree to use, and to cause their respective Affiliates to use, commercially reasonable efforts to obtain the consent, approval or authorization to the assignment of the Challenger Documents as promptly after the Closing as possible; provided, however, that Seller shall have no obligation to give any guarantee or other consideration in connection with any such consent, authorization or approval. During the time between the Closing and the receipt of such consent, approval or authorization, subject to the terms of the Challenger Documents, Seller shall use commercially reasonable efforts in any lawful and economically reasonable arrangement to provide Purchaser with Seller's entire interest in the benefits under each of the Challenger Documents. Seller shall exercise or exploit its rights and options under Challenger Documents only as reasonably directed by Purchaser. Except in cases of gross negligence or willful misconduct on the part of Seller or its Affiliates (or their respective officers, employees, agents or representatives), Purchaser shall be responsible, and shall indemnify, defend and hold harmless Seller and its Affiliates in accordance with Article VIII of the Purchase Agreement from and against any and all liabilities or Damages incurred by Seller or any of its Affiliates arising on or after the Closing Date in connection with or arising out of the Challenger Documents. If and solely to the extent Seller provides to Purchaser, as a sub-charterer, the rights and benefits under the Challenger Documents, Purchaser shall accept the burdens and perform the obligations under the Challenger Documents as sub-charterer of Seller or its Affiliates to the extent such burdens and obligations would have constituted an Assumed Liability if the Challenger Documents had been transferred to Purchaser at the Closing. When the other party(ies) to the Challenger Documents subsequently consent to the assignment of the Challenger Documents to Purchaser, Purchaser shall thereupon agree to assume and perform all Liabilities arising thereunder after the date of such consent (in accordance with the terms of the Challenger Assignment Agreement (as defined below)), at which time each of the Challenger Documents shall be deemed a Purchased Asset and the Liabilities so assumed thereunder shall be deemed Assumed Liabilities, without the payment of further consideration.

                  (c) Purchaser shall also reimburse Seller and it Affiliates for any and all costs and expenses incurred by Seller in its fulfillment of obligations under the Challenger Documents on and after the Closing Date (including, but not limited to, all costs associated with insuring the Challenger in accordance with the Challenger Documents during such time). Purchaser shall execute a wire transfer to Seller's account in the amount of reimbursement requested by Seller within three business days of receipt from Seller of the request.

                  (d) Seller and Purchaser hereby acknowledge and agree that this provision is subject to and subordinate to the terms of the Time Charter, and Purchaser hereby acknowledges that it has been provided with a copy of the Time Charter and is fully familiar with the terms thereof.

                  (e) Seller and Purchaser hereby agree that neither Seller nor Purchaser shall amend the terms of the Assignment, Assumption and Amendment Agreement in the form attached hereto as Exhibit A (the "Challenger Assignment Agreement") without the written consent of the other party (which consent shall not be unreasonably, withheld, conditioned or delayed).

         SECTION 1.5 Consent Order. Seller represents and warrants that it has paid and satisfied its financial assurance obligations under Section 2.7 of that certain Consent Order identified as WHMD Order No. 115-17-02, between Seller and the State of Michigan Department of Environmental Quality, (the "Consent Order"), through October 24, 2005. From and after the Closing, the parties shall reasonably cooperate to ensure the obligations under the Consent Order are satisfied.

                                  ARTICLE II

                                REPRESENTATIONS

         Each of Seller and Purchaser hereby represents to the other that (a) it has full organizational power and authority to execute and deliver this Amendment and to consummate the transactions contemplated hereby, (b) the execution and delivery of this Amendment by such party have been duly and validly authorized by all necessary corporate action on the part of such party and (c) this Amendment has been duly and validly executed and delivered by such party and constitutes a valid and binding obligation of such party, enforceable against such party in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity and the discretion of the court before which any proceedings seeking injunctive relief or specific performance may be brought.

                                 ARTICLE III

                                 MISCELLANEOUS

         SECTION 3.1 Headings. The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.

         SECTION 3.2 Counterparts. This Amendment may be executed in two or more counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

         SECTION 3.3 Governing Law. This Amendment shall be governed, construed and enforced in accordance with the Laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

         SECTION 3.4 No Other Effect on the Purchase Agreement. Except as modified by this Amendment, all of the terms of the Purchase Agreement are hereby ratified and confirmed and shall remain in full force and effect.

         IN WITNESS WHEREOF, Seller and Purchaser have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                            VOTORANTIM PARTICIPACOES S.A.


                                            By:   /s/ Alexandre S. Dambrosio
                                                ------------------------------
                                            Name:  Alexandre S. Dambrosio
                                            Title: Attorney-In-Fact


                                            By:  /s/ Marcelo Martins
                                                ------------------------------
                                            Name:  Marcelo Martins
                                            Title: Attorney-In-Fact


                                            CEMEX, INC.


                                            By:   /s/ Jill Simeone
                                                ------------------------------
                                            Name:  Jill Simeone
                                            Title: Assistant Secretary

                                            By:   /s/ Philippe Gastone
                                                ------------------------------
                                            Name:  Philippe Gastone
                                            Title: Vice President